Exhibit 10.3

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIEDINFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE

(i) THE COMPANY HAS DETERMINED THE OMITTED INFORMATION IS NOT MATERIAL, AND
(ii) THE COMPANY CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Amendment to Exclusive License Agreement (this “Amendment”) is made as of April 11th, 2023 (the “Amendment Effective Date”) by and between City of Hope, a California non-profit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010-3000 (“COH”), and GeoVax, Inc., a Georgia corporation with a principal place of business at 1900 Lake Park Drive, Suite 380, Smyrna, GA 30080 (“Licensee”). COH and Licensee are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

(A)	COH and Licensee entered into that certain Exclusive License Agreement (OTL 21-588) (the “License Agreement”), effective as of November 9, 2021 (the “Effective Date”);

(B)

GeoVax Labs, Inc., a Delaware corporation having its principal place of business at 1900 Lake Park Drive, Suite 380, Smyrna, GA 30080 (“Parent”), is guaranteeing the performance of Licensee under Section 9.3.2 of the License Agreement;

(C)

City of Hope National Medical Center and City of Hope Medical Foundation (each an Affiliate of COH, and referred to collectively as “Institution”) and Licensee entered into Clinical Trial Agreement, Protocol 21163, effective on or about June 22, 2022 (“CTA 21163”) and Clinical Trial Agreement, Protocol, 20447, effective on or about June 22, 2022 (“CTA 20447”) (CTA 20447 together with CTA 21163, the “Clinical Trial Agreements”), pursuant to which Institution will perform certain work relating to each Study (as defined in the respective Clinical Trial Agreement);

(D)	The Clinical Trial Agreements expanded the scope of the COVID-19 Patent Rights and the Materials, each as defined in the License Agreement; and

(E)

The Parties wish to amend the License Agreement to reflect the expanded scope of certain defined terms under the License Agreement as intended pursuant to Clinical Trial Agreements and make certain other amendments to the License Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, in the License Agreement, and in the Clinical Trial Agreements, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

(1)	Defined Terms. All defined terms used in this Amendment shall have the same respective definitions as in the License Agreement, unless otherwise specified in this Amendment.

(2)

Upfront Amendment Payment. Licensee shall pay to COH a one-time non-refundable fee of *** (US $***) within thirty (30) days of the Amendment Effective Date. For clarity, the foregoing payment shall be in addition to the payment due to COH under Section 4.1 of the License Agreement.

(3)	Amendment to Definition of “COVID-19 Patent Rights”. Section 1.12 of the License Agreement is hereby deleted in its entirety and replaced with the following:

1.12	“COVID-19 Patent Rights” means:

(a)

United States Patent Application No. 63/244,103, filed on September 14, 2021, and Patent Application No. PCT/US2021/032821, filed on May 17, 2021; (ii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (v) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing ((i) – (v) collectively, the “License COVID-19 Patent Rights”);

(b)

(i) United States Patent Application Nos. 63/280,524, filed on November 17, 2021; 63/280,533, filed on November 17, 2021; 63/280,546, filed on November 17, 2021; 63/280,557, filed on November 17, 2021; 63/280,561, filed on November 17, 2021; (ii) patent applications filed by COH and claiming Clinical Inventions (as such term is defined in the Clinical Trial Agreements); (iii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as any of the foregoing; (iv) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (v) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (vi) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing ((i) – (vi) collectively, the “Amendment COVID-19 Patent Rights”); and,

(c)

(i) United States Patent Application Nos. 63/369,199, filed on July 22, 2022; No. 63/370,922, filed on Aug 9, 2022; 63/380,718, filed on October 24, 2022; (ii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as any of the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (v) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing ((i) – (v) collectively, the “Amendment Orthopox Patent Rights”) (the Amendment Orthopox Patent Rights together with Amendment COVID-19 Patent Rights, “Amendment Patent Rights”).

Except (x) as explicitly provided above and (y) as may otherwise be agreed in a separate writing, the COVID-19 Patent Rights explicitly exclude any and all patents or patent applications based on research conducted by COH or its Affiliates after the Effective Date. Notwithstanding the foregoing, COVID-19 Patent Rights shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the Parties to this Agreement.

(4)	Amendment to Definition of “Field”. Section 1.13 of the License Agreement is hereby deleted in its entirety and replaced with the following:

1.13

“Field” means the field of vaccine products (a) targeted for prevention, reduction, amelioration or treatment against COVID-19; and/or (b) targeted for prevention, reduction, amelioration or treatment against COVID-19 and which are also targeted for prevention, reduction, amelioration or treatment against a virus within the orthopoxvirus genus; provided, however, that the Field explicitly excludes (i) the use of a synthetic modified vaccinia Ankara (sMVA) alone which is not targeted for COVID-19 and (ii) vaccine products targeted for prevention, reduction, amelioration or treatment against a virus within the orthopoxvirus genus which are not also targeted for prevention, reduction, amelioration or treatment against COVID-19.

(5)	Amendment to Definition of “Materials”. Section 1.24 of the License Agreement is hereby deleted in its entirety and replaced with the following:

1.24

“Materials” means (a) the biological materials specifically identified on Exhibit B,; (b) tangible copies of the technical information and data specifically identified on Exhibit B ((a) – (b) collectively, the “License Materials”); (c) the biological materials specifically identified on Exhibit E; (d) tangible copies of the technical information, data and manufacturing and testing documentation specifically identified on Exhibit E, solely as such exist as of Amendment Effective Date; and (e) the Study Data (as such term is defined in the Clinical Trial Agreements ((c) – (e) collectively, the “Amendment Materials”).

(6)	Amendment to Section 2.6. The following is added to the end of the table which follows the first paragraph of Section 2.6 of the License Agreement:

“Deadline Date”	“Diligence Milestone”

Within 1 year of Marketing Approval of a Licensed Product targeting Covid-19

Either (a) if the FDA does not require additional human trials, submit a Licensed Product for Marketing Approval anywhere in the Territory for the prevention, reduction, amelioration or treatment against a virus within the orthopoxvirus genus; or (b) if the FDA does require additional human trials, dose the first patient in a Phase 3 Clinical Trial of a Licensed Product for the prevention, reduction, amelioration or treatment against a virus within the orthopoxvirus genus anywhere in the Territory.

(7)	Amendment to Section 4.3. Section 4.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

4.3	Development Milestone Payments.

4.3.1 COVID-19 Development Milestone Payments.

Within thirty (30) days after the occurrence of each “COVID-19 Development Milestone Event” set forth below with respect to each of the first two Licensed Products targeting COVID-19, Licensee shall pay COH or its designee the amount indicated below:

COVID-19 Development Milestone Event	Amount Due

#1. The first to occur of:

(a) Dosing of the first patient in a Phase 3 Clinical Trial; and

(b) The decision by the United States Food and Drug Administration that a Phase 2 Clinical Trial is sufficient for Marketing Approval.

$***
#2. Upon first Marketing Approval in the United States.	$***
#3. Upon first Marketing Approval in any country in Europe. There will be no payments due to COH under this Section upon the Marketing Approval in any subsequent country in Europe.	$***
#4. Upon first Marketing Approval in any one of China or Japan. There will be no payments due to COH under this Section upon the Marketing Approval in the other country.	$***

#5. Upon first Marketing Approval in one of Brazil, Australia, India, or Russia. There will be no payments due to COH under this Development Milestone Event #5 upon the Marketing Approval in any subsequent country listed in Development Milestone Event #5.

$***

For clarity, each payment for each COVID-19 Development Milestone Event #1 - #5 will be due twice: once when the applicable COVID-19 Development Milestone Event is met with respect to the first Licensed Product, and once when the applicable COVID-19 Development Milestone Event is met with respect to the second Licensed Product. The Parties agree that a second Licensed Product will be a Licensed Product directed to a different COVID-19 variant than the first Licensed Product, which would necessitate a new Marketing Approval by the applicable Regulatory Authority. A second Licensed Product shall not include any use of a Licensed Product that has been the subject of a COVID-19 Development Milestone Payment above, including but not limited to the following: (i) a Combination Product with such first Licensed Product directed to another indication (e.g., seasonal flu or RSV), (ii) an expanded use to treat any symptom, sequela, or other medical condition associated with COVID-19 with such first Licensed Product, (iii) an expanded use to treat a new set of patients or a subpopulation of patients with such first Licensed Product, when such first Licensed Product has already been approved in a different patient population or sub-population of patients with respect to COVID-19.

4.3.2 Orthopox Development Milestone Payments.

Within thirty (30) days after the occurrence of each “Orthopox Development Milestone Event” set forth below with respect to only the first Licensed Product in the Field targeting a virus within the orthopoxvirus genus, Licensee shall pay COH or its designee the amount indicated below:

Orthopox Development Milestone Event	Amount Due
#6. Upon first Marketing Approval in the United States for an indication of the treatment of a patient with a disease related to a virus within the orthopoxvirus genus.	$***
#7. Upon first Marketing Approval outside the United States for an indication of the treatment of a patient a disease related to a virus within the orthopoxvirus genus.	$***

For clarity the Orthopox Development Milestone Payments #6 and #7 above will be paid only once. The Marketing Approval for any additional Licensed Product targeting a virus within the orthopoxvirus genus or an additional indication of the first Licensed Product for the treatment of a patient with an orthopox related disease will not trigger any additional milestone payment under this Section 4.3.2.

(8)	Amendment to Section 9.2. Section 9.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:

9.2

Representations and Warranties of COH. COH represents and warrants that, as of the Effective Date, to the actual knowledge of the Vice President, Business Innovation of its Office of Technology Licensing without independent inquiry, COH has not received any notice of (i) any litigation or similar proceedings involving the License COVID-19 Patent Rights and the License Materials, including any claim of inventorship or ownership; (ii) any allegation of an infringement or misappropriation of trade secrets, copyright, proprietary information or any other intellectual property rights of any Third Parties with respect to the License COVID-19 Patent Rights; or (iii) any non-compliance of the License Materials with respect to the applicable laws, rules, regulations and guidelines, including those that govern the confidentiality and privacy of individually identifiable health information including, without limitation, the Health Insurance Portability and Accountability Act of 1996. COH represents and warrants that, as of the Amendment Effective Date, to the actual knowledge of the Vice President, Business Innovation of its Office of Technology Licensing, without independent inquiry, COH has not received any notice of (i) any litigation or similar proceedings involving the Amendment Patent Rights, or the Amendment Materials, including any claim of inventorship or ownership; (ii) any allegation of an infringement or misappropriation of trade secrets, copyright, proprietary information or any other intellectual property rights of any Third Parties with respect to the Amendment Patent Rights; or (iii) any non-compliance of the Amendment Materials with respect to the applicable laws, rules, regulations and guidelines, including those that govern the confidentiality and privacy of individually identifiable health information including, without limitation, the Health Insurance Portability and Accountability Act of 1996.

(9)	The title of Exhibit B in the License Agreement is hereby amended from “Materials List” to “License Materials List”.

(10)	Exhibit E, attached hereto, is hereby added to the License Agreement.

(11)

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument. For purposes of executing this Amendment, a facsimile copy or an emailed PDF of this Amendment, including the signature pages, will be deemed an original.

(12)

Miscellaneous. Except as expressly set forth herein, the terms and conditions of the License Agreement shall remain in full force and effect, and this Amendment is governed by the terms and conditions of the License Agreement. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the License Agreement, the terms and conditions set forth in this Amendment shall control with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date by their duly authorized representatives.

GEOVAX, INC.	CITY OF HOPE

By:	By:

Name	Name:

Title:	Title:

GEOVAX LABS, INC. (solely with respect to Section 9.3.2 of the License Agreement, as amended by this Amendment)

By:

Name

Title: